EXHIBIT 10.15

October 1, 2014

Mr. Joseph V. Vittoria
Chairman and Chief Executive Officer
Puradyn Filter Technologies Incorporated
2017 High Ridge Road
Boynton Beach, FL 33426

Dear Joe:

This letter confirms the terms and conditions of our agreement that effective October 1, 2014 Puradyn Filter Technologies Incorporated ("Puradyn") has engaged Catalyst Global LLC ("Catalyst") as investor relations counsel.

1.

Catalyst's principal responsibilities will be: (i) to jointly arrive at objectives with Puradyn with respect to investor relations and financial relations and to develop and implement programs to achieve those objectives; (ii) to advise Puradyn with respect to investor relations and financial policies, opportunities and problems; and (iii) at "Company's" request, provide additional services for special projects.

Catalyst's compensation for all basic services under (i) and (ii) above shall be a service fee of $4,000 per month, prorated for any portion of a month. In addition to the monthly service fee, Puradyn has agreed to grant Catalyst Global LLC warrants to purchase 635,000 shares of Puradyn Common Stock at $0.25 per share. These warrants shall have a five (5) year period of exercise and expiration and do not contain a 'cashless exercise'.

All stock issued as a result of the exercise of warrants will be issued as a non-registered security and, as such, must be held for six (6) months from the date of issuance in accordance with SEC Rule 144 for non-registered stock. The warrants will vest monthly over a twelve-month period ending on the first anniversary of this agreement as follows:

October 1, 2014 Date of Agreement	Vesting Date	Expiration Date
52,917 warrants	11/1/2014	October 1, 2019
52,917 warrants	12/1/2014	October 1, 2019
52,917 warrants	1/1/2015	October 1, 2019
52,917 warrants	2/1/2015	October 1, 2019
52,917 warrants	3/1/2015	October 1, 2019
52,917 warrants	4/1/2015	October 1, 2019
52,917 warrants	5/1/2015	October 1, 2019
52,917 warrants	6/1/2015	October 1, 2019
52,916 warrants	7/1/2015	October 1, 2019
52,916 warrants	8/1/2015	October 1, 2019
52,916 warrants	9/1/2015	October 1, 2019
52,916 warrants	10/1/2015	October 1, 2019

Compensation beyond the first 12 months of this agreement will be subject to negotiation between Catalyst and Puradyn.

2.

Catalyst will invoice Puradyn at the beginning of each month for that period's monthly service fees, expense allotment (paragraph 5) and any out of pocket expenses. Outstanding balances over thirty days are subject to a (1 1/2%) per month late fee. In the event any cash or equity balances are outstanding over sixty days, Catalyst has the right to suspend all services until such time as balances, including out-of-pocket expenses and expense allotments, over thirty days outstanding are paid in full.

3.

Additionally, Catalyst will be entitled to a commission of 7% on all gross revenues from customers that are introduced to Puradyn by Catalyst. The commission applies to any introduced customers' purchases of the Puradyn product over an initial period of one year.

104 Fifth Avenue, 6th Floor | New York, NY 10011 | www.catalyst-ir.com | 212.924.9800

J.V. Vittoria, 10/1/14	page 2 of 2

4.

This agreement shall be for a term of one (1) year from the date hereof and is cancelable at any point and by either party with 30 days written notice. Catalyst shall be entitled only to the amount of warrants issued and considered fully vested at the effective date of cancellation. In the event Puradyn is acquired or merged into another company, Catalyst shall be entitled to the immediate vesting of all remaining non-vested warrants.

5.

You agree to reimburse Catalyst for all reasonable out-of-pocket disbursements made in the performance of Catalyst's duties under this agreement. Catalyst will bill a monthly out-of-pocket expense allotment of $100 to cover all general expenses such as domestic phone and fax, Internet, postage, local travel, general subscriptions, messengers, FedEx, photocopies, printing, stationery, and media and investor databases, including Salesforce.com and Big Dough. Catalyst will seek prior approval for any expenses in excess of $200.

Other expenses will be billed at cost, including but not limited to wire services, conference calls and webcasts, long distance travel and accommodation, meals and entertainment, outsourced printing projects, and conference expenses. Catalyst will actively utilize its agency status to negotiate discounts for all such services and will share any discounts with Puradyn on a 50/50 basis.

6.

Puradyn agrees to indemnify, defend and hold harmless Catalyst from and against any and all losses, claims, damages, expenses or liabilities, including reasonable attorneys' fees, to which Catalyst may become subject arising in any way out of the proper performance of Catalyst's duties or relating to information, representations, reports or data Puradyn has furnished to Catalyst. Catalyst agrees that any confidential information contained in any media or format furnished by Puradyn will not be used without Puradyn's written agreement. Puradyn will not be held responsible or expected to indemnify, defend and hold harmless Catalyst from and against any and all losses, claims, damages, expenses or liabilities, including any attorneys' fees, to which Catalyst may become subject arising, in any way, out of improper or gross negligence associated with the performance of Catalyst's duties.

7.

For a period of one year after the expiration of this agreement, Puradyn agrees not to employ, hire or solicit the employment of, or recommend to others the employment of, any person employed by Catalyst without Catalyst's prior written consent. This limitation shall terminate with respect to any such person one year after the termination of such person's employment with Catalyst.

8.

Any controversy or claim arising out of or relating to this agreement, its validity or the breach thereof, shall be determined by arbitration in Palm Beach County, Florida, before a single arbitrator in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction.

Please acknowledge your acceptance of this agreement by signing in the space provided below.

With best regards,

Catalyst Global LLC

By:	/s/ David C. Collins
David C. Collins
Managing Director

ACCEPTED:

Puradyn Filter Technologies Incorporated

By:	/s/ Joseph V. Vittoria
Joseph V. Vittoria
Chairman and Chief Executive Officer

Date:  October 1, 2014